Exhibit 10.25

March 12, 2021

Ms. Kristin Patrick

3329 Coy Drive

Sherman Oaks, CA 91423

Dear Kristin:

I am pleased to offer you a position with Claire’s Stores, Inc. on the following terms:

POSITION - Executive Vice President and Chief Marketing Officer

REPORTING RELATIONSHIP - Chief Executive Officer

START DATE - March 15, 2021 in a transition capacity, and full-time effective July 24, 2021

SALARY - Your annual base salary will be $450,000 per year, paid in accordance with the Company’s standard payroll practices.

BONUS - You will participate in the company’s Annual Incentive Plan (AIP). Your annual Target award will be 60% of Base Salary. The AIP is based on Company performance, and can be based on other factors such as individual performance. Your 2021 bonus will be guaranteed at 100% of target.

SIGN-ON BONUS - You will be paid a one-time sign-on bonus of $150,000, 50% of which will be paid upon 30 days after your start date and 50% of which will be paid upon 60 days after your start date. This bonus will be subject to a standard one year retention agreement.

LONG-TERM INCENTIVE - You will be eligible to participate in the Company’s Long-Term Incentive Program as approved by the Board of Directors. Your target grant value will equal 75% of your annual base salary and you will receive a three-year grant (i.e., three times your annual target grant value). The timing of the initial grant will be as approved by the Board of Directors. Grants are comprised of 50% time based restricted stock units (“RSUs”) and 50% performance based RSUs. Sixty-five percent of your RSUs will be for Common Units and 35% will be for Series A Preferred Units. Your grant is subject to your signing the Employee Restrictive Covenant and Intellectual Property Assignment Agreement in the form enclosed with this letter (“Restrictive Covenant Agreement”). Additional details of your grant will be provided to you during a comp and benefit overview after your start date.

RESTRICTIVE COVENANTS AND CONFIDENTIALITY PROVISIONS -You will be subject to the Company’s standard non-competition, non-solicitation and confidentiality provisions as set forth in the Restrictive Covenant Agreement.

SEVERANCE/NOTICE PERIOD - Upon the termination of your employment with the Company, you will be entitled to the sum of any accrued and unpaid salary, accrued but unpaid annual bonus from a prior year (which will be payable at the time otherwise payable under the AIP), accrued but unpaid PTO, and any other vested amounts and benefits that are to be paid or provided to you by the Company under any of the Company’s employee plans (other than any defined benefit or defined contribution plan, whether or not qualified under Section 401 (a) of the Internal Revenue Code) but which have not yet been paid or provided.

In addition, if your employment is terminated by the Company without “Cause” or by you for “Good Reason· (each as defined below), provided you execute a standard release and agree to continue to comply with the Restrictive Covenant Agreement, you will be eligible for the following severance package. Severance will be subject to a set-off against any base salary earned by you during the severance period.

2400 West Central Road • Hoffman Estates • IL 60192

t: 847-765-1100 f: 847-765-4676 www.claires.com

Cash Severance: twelve months’ base salary (using the employee’s salary rate in effect at the time of termination, or, if greater, such salary rate in effect at any time in the 12 months prior to such termination). Such cash severance shall be paid over twelve months in equal installments in the form of payroll continuation in accordance with the Company’s regular payroll periods. The initial installment of cash severance will paid on the first payroll date occurring after your release becomes effective and will include all amounts of cash severance that would have been paid on or before such date but for the requirement that you execute the release, with all remaining installments as originally scheduled.

Pro Rata Bonus: a bonus in an amount equal to the actual bonus which would have been payable under the AIP for the year of the termination, based on actual performance, had you remained employed through the end of the year of such termination, multiplied by a fraction the numerator of which is the number of days of employment during the calendar year of termination and the denominator of which is 365. Such bonus shall be payable at the time otherwise payable under the AIP, had employment not terminated.

Welfare Benefits Continuation: provided you timely elect COBRA coverage, an amount sufficient to cover the employer portion of medical benefits for a period of twelve months at the levels in effect for you and your eligible dependents immediately prior to termination of employment.

“Cause” means the occurrence of any one or more of the following events: (i) an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional damage to the Company’s assets by you; (iii) your intentional, material breach of your obligations under the Restrictive Covenant Agreement, including with respect to intentional disclosure of the Company’s confidential information; (iv) your willful breach of your fiduciary duty of loyalty to the Company; (v) your material breach of any material policy of the Company or Company’s parent that has been communicated to you in writing in advance of such breach; (vi) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); or (vii) willful conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, that in the case of an event constituting Cause that is curable by you, you have been given written notice by the Company of the event(s) said to constitute Cause, describing such event(s) in reasonable detail, and you have not cured such circumstance within fifteen (15) days of such written notice to the reasonable satisfaction of the Company’s Chief Executive Officer. An act, or a failure to ad, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. In consideration of the benefits that will be provided to you, you agree that in the event of your voluntary termination, you will provide a notice of at least 30 days prior to your termination date.

“Good Reason” mean, without your consent, (i) a reduction in base salary set forth in this agreement or Annual Bonus opportunity set forth in this agreement (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or (ii) the relocation of your principal place of employment more than fifty (50) miles from Hoffman Estates, IL. Notwithstanding the foregoing, the occurrence of any of the events described in the preceding clauses (i) and (ii) will not constitute Good Reason unless you give the Company written notice within thirty (30) days after the initial occurrence of any such events that you believe constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

The severance provided above is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1-409A-1(b)(9)(iii), or otherwise. Each payment made under this offer letter shall be treated as a separate and distinct payment and the right to a series of installment payments under this offer letter shall be treated as a right to a series of separate and distinct payments.

2400 West Central Road • Hoffman Estates • IL 60192

t: 847-765-1100 f: 847-765-4676 www.claires.com

VACATION AND PAID TIME OFF - 25 days per year, prorated in your initial year of hire based on date of hire.

BENEFITS PROGRAMS - You will be eligible to participate in Claire’s U.S. Benefits program on the same terms and conditions as other similarly situated executives, including medical, HSA, dental, vision, life, and accident plans, subject to applicable waiting periods. Specific coverages and costs are outlined in the “Your Benefits Your Way” brochure provided to you.

RELOCATION - You will be eligible for relocation under the Company’s Relocation Policy.

401(K) PLAN - Eligible after 90 days of service.

AGREEMENT - Acceptance of this position is contingent upon signing the Restrictive Covenant Agreement.

You agree to keep the terms of this offer confidential and not disclose the terms of this offer to any other parties, except to family members, attorneys, accountants and advisors on a need to know basis.

Except as expressly stated in this letter, there are no understandings, written or oral, relating to your employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be as-will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause.

Please acknowledge acceptance of the terms stated herein by signing a copy of this letter and returning it to my attention.

Sincerely,

/s/ Kristin Patrick 3/13/2021
Kristin Patrick

Ryan Vero

CEO Claire’s Holdings LLC

Signed on behalf of Claire’s:

Jordana Kammerud

Chief Human Resources Officer

/s/ Jordana Kammerud 3/15/21

2400 West Central Road • Hoffman Estates • IL 60192

t: 847-765-1100 f: 847-765-4676 www.claires.com